Exhibit 4.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

PLASMA PURCHASE AGREEMENT

This Plasma Purchase  Agreement (the “Agreement”) is made, entered into and effective as of the 6th day of November, 2015 (the “Effective Date”) by and between ProMetic Plasma Resources Inc., a corporation existing under the law of Canada, having its registered office located at 440, Boulevard Armand-Frappier, Suite 300, Laval, Québec H7V 4B4 (“ProMetic”), and Interstate Blood Bank, Inc., a Tennessee corporation (“IBBI”), having an address at 5700 Pleasant View Road, Memphis, Tennessee 38134.  ProMetic and IBBI are at times referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, IBBI is in the business of collecting and producing Plasma, as defined below, from human donors at IBBI’s collection facilities within the United States; and

WHEREAS, ProMetic, on its own or via an Affiliate, desires to purchase Plasma from IBBI for further processing/manufacturing into human pharmaceutical products or transfer to third Party licensees for further processing into human pharmaceutical products and IBBI desires to sell Plasma to ProMetic and its Affiliates on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated as part of this Agreement, and the mutual covenants, agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.	DEFINITIONS

(a)The following terms, wherever used in this Agreement, shall have the meanings set forth below:

1.1

“Affiliate” means any subsidiary, parent company, or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of this definition, “control” means the direct or indirect ownership of more that fifty percent (50%) of the outstanding voting securities of the legal entity, the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right or power to direct the policy decisions of the legal entity.

1.2

“Approved Centers” means the plasma collection centers owned and operated by IBBI and listed on Schedule 4 attached hereto and made a part hereof, together with any additional plasma collection centers that become Approved Centers during the Term.  A plasma collection center is an “Approved Center” if the plasma collection center has received all necessary regulatory approvals and permits including FDA, EMEA, iQPP, CLIA, required state licensing, and licensing by applicable foreign authorities (the “Applicable Regulatory Approvals”).

1.3

“Change of Control” means the acquisition by any person or group of persons of more than fifty percent (50%) of the voting securities of the referenced person in a one transaction or series of connected transactions. Transfer of voting securities of such person to an Affiliate shall not be considered a Change of Control.

1.4	“Confidential Information” has the meaning set forth in Schedule 2 of this Agreement, attached hereto and incorporated by reference herein.

1.5

“Plasma” shall mean only "Source Plasma" (a) as defined by the regulations of the Center for Biologics Evaluation and Research of the Food and Drug Administration, the European Medicines Agency (EMA),  other international regulations as required of ProMetic, and state or local authorities now or hereafter in effect, (collectively the "Regulations") (b) that meets the Plasma Specifications set forth herein (including the appendices, schedules and exhibits hereto), (c) that has been [***], and (d) that has been collected at the Facilities pursuant to the procedures set forth in Schedule 1, as amended from time to time by both IBBI and ProMetic in writing . "Plasma" shall be collected and processed in accordance with the "Regulations".

1.6

“Plasma Specifications” means the specifications for the collection, storage, handling, labeling and transportation of Plasma set forth in Schedule 1 attached hereto and made a part hereof, as same may be modified by ProMetic from time to time during the Term.

1.7

“Quality Agreement” means the Quality Agreement dated May 16, 2014 entered into between IBBI and ProMetic BioProduction Inc., an Affiliate of ProMetic, to which ProMetic agrees to be bound to, and as amended from time to time by mutual written agreement of the Parties. The Quality Agreement is attached hereto as Schedule 5 and forms an integral part of this Agreement.

(b)The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Location
Annual Quantity	2.1(a)
Applicable Regulatory Approvals	2.8
Contract Management Committee	6.6
Contract Manager	6.7
Defaulting Party	4.2(a)
Effective Date	Preamble
Indemnifying Party	3.5(c)
[***]	2.3(c)
IBBI Indemnified Party	3.5(a)
[***]	2.3(c)
ProMetic Indemnified Party	3.5(b)
[***] Price	2.3(c)
Non-Defaulting Party	4.2(a)
Plasma Price	2.3(a)
Term	4.1

2.	SALE/PURCHASE OBLIGATIONS OF THE PARTIES
2.1	Quantity.

(a)  Annual Quantities.      During the Term, IBBI shall deliver to ProMetic and ProMetic shall purchase the following minimum annual quantities (each, an “Annual Quantity”) of Plasma, unless mutually agreed to otherwise in writing between the Parties:

[***]

The determination of whether IBBI has delivered the Annual Quantity shall be made by counting liters of Plasma that meet the requirements set forth in this Agreement   delivered to ProMetic during the applicable above-referenced calendar period, adjusted for any partial calendar year in the event this Agreement is terminated in accordance with the provisions hereof prior to expiration of the Term.

(b)ProMetic agrees to provide IBBI with [***] prior to each calendar quarter, a written twelve (12) month rolling forecast estimating the liters of Plasma it will require to be delivered to ProMetic during each calendar month covered thereby. All shipments of Plasma shall be [***].

(c)Notwithstanding Subsections 2.1 a) and b) herein above, [***], ProMetic may issue purchase orders for quantities above the Annual Quantity forecasted for the upcoming year [***]. IBBI shall use best efforts to accommodate any such request by ProMetic for any Additional Amount.

2.2

Delivery   Except as otherwise agreed in writing by the Parties, all deliveries of Plasma shall be [***] on the requested delivery date. The shipping agent or carrier shall be selected and contracted by ProMetic, which agent or carrier shall be identified to IBBI in sufficient time so as to not adversely affect IBBI's performance obligations under this Agreement. [***].

2.3	Price.

(a)Plasma Price.  ProMetic shall purchase and pay IBBI for Plasma delivered by IBBI to ProMetic during the Term of this Agreement, according to the price [***] set forth on Schedule 3 of this Agreement annexed hereto and made a part hereof (the “Plasma Price”).  Subject to the provisions of Section 2.10 and Section 2.11, ProMetic shall pay IBBI the Plasma Price with respect to all Plasma received by ProMetic in accordance with Section 2.4 of this Agreement.  The Plasma Price is inclusive of [***].

(b)Shipping and other charges.  The Plasma Price is exclusive of [***].

(c)Price Adjustments.  The Plasma Price shall be increased or decreased effective on each of January 1, 2017, January 1, 2018, and January 1, 2019 and January 1, 2020 (and on January 1st of any subsequent calendar years during which this Agreement is renewed under Section 4.1 of this Agreement) to [***].  Negotiations to determine the [***] Price of Plasma for the 2017 calendar year and for each calendar year thereafter shall be undertaken by the Parties in good faith beginning no later than [*** ] of the preceding calendar year. Such negotiations shall be [***]. For purposes of this Section 2.3(c), the Parties intend that [***] Price shall mean a price which is [***].  If the Parties are [***].  If ProMetic does not agree with the [***], then ProMetic will [***].  If the Parties are unable to agree on the [***] Price within [***] of the [***], the determination of [***] Price will be submitted to [***].  The price determined by [***].  Until determination of the arbitration, [***] Price shall be the [***], and if the arbitrators select the [***], [***] will, at [***] option, provide [***].

(d)Notwithstanding any other provision of this Agreement, and specifically but without limitation, this Section 2.3 and Section 2.9, in the event IBBI is obligated by any regulatory body or agency at any time during the Term to perform or implement any new testing or other quality procedure solely related to the Plasma to be delivered hereunder and not contemplated under this Agreement, which results in a material increase to IBBI’s actual costs to procure, store, provide and supply Plasma, IBBI shall provide a written notice to ProMetic describing such material increase along with the supporting document and the Parties shall negotiate in good faith a reasonable adjustment to the Plasma Price then in effect under this Agreement, to reflect IBBI’s corresponding additional costs.  In the event that ProMetic at any time during the term of this Agreement reduces or eliminates any testing or other quality procedure so as to result in an actual material decrease in IBBI’s incurred costs to procure, store, provide or supply the Plasma hereunder to ProMetic, the Plasma Price then in effect under this Agreement shall be decreased to reflect all of IBBI’s corresponding cost savings

2.4

Terms of Payment.  Subject to the provisions of Section 2.10 and Section 2.11, ProMetic shall pay IBBI in full for each shipment of Plasma hereunder that meets all Plasma Specifications within [***].  Any late payment made by ProMetic shall accrue interest to be paid at the [***]. Invoice to issue upon shipping. All payments due hereunder to IBBI shall be sent to the IBBI at the times set forth herein by check or wire transfer to such accounts as the IBBI may designate to ProMetic.  In the event that IBBI does not receive payment within [***], then, in addition to [***], IBBI shall [***].

2.5

Governing Documents. All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement and the Quality Agreement and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, or documents except to the extent a purchase order, writing, or document sets forth or confirms quantity or schedule for delivery. Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the schedules, and Appendices or Exhibits hereto, or any other record, the terms of this Agreement shall prevail except that in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the Quality Agreement related to quality assurance matters, the terms of the Quality Agreement shall prevail to the extent of such conflict.

2.6

Compliance Matters.  Each Party shall obtain all necessary licenses, permits, certificates of origin, and other requisite documents, including approvals and registrations, and pay all applicable fees, charges, customs, duties and taxes incurred in the performance of its obligations under this Agreement.  Both Parties shall comply in all material respects with all applicable laws, regulations, rules, and guidelines pertaining to their performances under this Agreement, including but not limited to those set forth in U.S. Code of Federal Regulations, 21 C.F.R. §600- 640, and any other applicable local, state or federal law, regulation or ordinance within the United States.

2.7

Waivers, Modifications, and Additions. No waiver, modification, or addition to the terms and conditions of this Agreement or any Appendix, Exhibit or Schedule hereto is or shall be binding unless mutually agreed and accepted in writing by IBBI and ProMetic.

2.8

Approved Centers. IBBI will supply and ProMetic shall purchase Plasma only from Approved Centers.  From time to time by the Parties may jointly designate additional plasma collection centers as an Approved Center.  No plasma collection center may [***].  A plasma collection center shall [***].

2.9

Changes and Quality.  (a)  Any and all changes sought by ProMetic to the Plasma Specifications shall be sent to IBBI for review and approval. ProMetic shall advise IBBI of any and all anticipated changes to the Plasma Specifications as soon as practicable in order to provide IBBI with as much advanced notice as possible. IBBI shall have fifteen (15) business days to either agree to implement the changes or to respond to ProMetic with its reasons for refusing to implement such changes.  IBBI shall not have the right to reject any changes in the Plasma Specifications that are required by any regulatory body or agency, as such changes shall be governed by the provisions of Section 2.3(d).  In the event IBBI and ProMetic cannot resolve any disputes as to the implementation of any change, including the impact on pricing either party may terminate this Agreement upon not less than thirty (30) days’ written notice. This termination shall be by “agreement” under Section 4.2(b) below.  Until such time, if ever, IBBI agrees to adjust the Plasma Specifications and the parties agree on an appropriate price adjustment, IBBI shall be under no obligation to implement the requested changes or to ship Plasma in accordance with the requested change(s). If any Approved Center is [***].

(b)

If any Approved Center is found by ProMetic in its reasonable determination, based on the [***], to be deficient in its compliance with the Plasma Specifications or any applicable regulatory requirements, IBBI shall have thirty (30) days to provide, in writing, a corrective action plan acceptable to ProMetic in ProMetic’s reasonable discretion. If the action plan is unacceptable or if the Approved Center cannot deliver Plasma complying with the Plasma Specifications and the other applicable provisions of this Agreement within thirty (30) days of any such event, then, at ProMetic’s option, this Agreement shall be modified to remove the designation of such plasma collection center as an Approved Center. During the period of time in which such corrective plan is being developed and implemented, ProMetic shall have the right, in its reasonable discretion, to suspend such Approved Center’s status as an Approved Center or to otherwise limit shipments from such Approved Center. In the event of such suspension or limitation, the Parties shall [***].

(c)

If any Approved Center is deemed prepared by IBBI for a European Union Authority Audit and such Approved Center is unable to procure the necessary certification of the EMEA is unable to satisfy the requirements or summary findings of the EMEA inspectors, ProMetic reserves the right to remove the designation of such plasma center as an Approved Center. When IBBI notifies ProMetic in writing that such Approved Center’s deficiencies noted in the European Union Authority Audit have been corrected, ProMetic will [***] thereafter send a representative to such Approved Center for review of the corrections.  If this ProMetic review is acceptable in ProMetic’s reasonable discretion, IBBI will [***].

2.10	Nonconformity.

(a)In General.  If a shipment of any Plasma or any portion thereof fails to conform to the Plasma Specifications or applicable law or otherwise is not as warranted by IBBI, then ProMetic shall have the right to reject such nonconforming shipment of Plasma or the nonconforming portion thereof, as the case may be. ProMetic shall give written notice to IBBI of its rejection hereunder as soon as possible after ProMetic discovers such nonconformity and in no event later than [***] after receipt at ProMetic’s warehouse or facility of such shipment, specifying the grounds for such rejection. Upon IBBI’s receipt of written notice of ProMetics’s rejection hereunder, IBBI shall have the right to cure said nonconformity within a reasonable time (not to exceed [***]) even though the time for delivery has expired.  In the event the Parties fail to agree whether or not any given shipment of Plasma conforms to the Plasma Specifications, then the matter will be promptly referred to an independent expert agreed to in good faith by the Parties, whose decision shall be binding on the Parties. The cost of referral to the expert will be borne by the Party determined to have been in error as to conformity, or lack thereof, with the Plasma Specifications. The provisions of this Section 2.10(a) shall survive the expiration or earlier termination of this Agreement.

(b)Returns. The nonconforming shipment of Plasma, or the nonconforming portion thereof, shall be held for IBBI’s disposition, or shall be returned to IBBI, or destroyed if required by applicable law, in each case at IBBI’s expense, as directed by

IBBI.  IBBI shall replace each nonconforming shipment of Plasma, or the nonconforming portion thereof, with conforming Plasma as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so [***] after receipt of notice of rejection thereof, all at the sole cost and expense of IBBI, including, but not limited to, shipment costs to ProMetic's warehouse or designated facility. ProMetic shall not be obligated to buy or pay for any Plasma which does not, in all respects, comply with the Plasma Specifications and applicable law, or is otherwise not as warranted.  The provisions of this Section 2.10(b) shall survive the expiration or earlier termination of this Agreement.

2.11

Recalls.  IBBI shall notify ProMetic [***] of the discovery of non-forming plasma or the occurrence of any recall that impacts or may impact any of the Plasma supplied or to be supplied to ProMetic hereunder.  If requested to do so in writing by IBBI, ProMetic shall cooperate fully with IBBI in recalling and returning any Plasma that IBBI identifies to ProMetic as being the subject of a recall or withdrawal.  Such recall or withdrawal shall be at [***].  The provisions of this Section 2.11 shall survive the expiration or earlier termination of this Agreement.

3.	REPRESENTATIONS, COVENANTS, WARRANTIES, INSURANCE INDEMNIFICATION, & DAMAGES
3.1	Representations. Each Party represents to the other that:

(a)Such Party is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of jurisdiction of its formation.

(b)Such Party has the corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder, including the extension of rights granted pursuant to this Agreement, and such Party has taken all necessary corporate action to authorize the execution and delivery of this Agreement and to perform its obligations hereunder. This Agreement, once executed and delivered by the Parties shall constitute a legal, valid and binding obligation enforceable against each Party in accordance with the terms hereof.

(c)All necessary consents, approvals, registrations, and authorizations of all governmental authorities and other persons and entities required of such Party in connection with this Agreement have been obtained, except for any such consent, approval, registration, or authorization that would not have a material adverse effect on such Party to perform its obligations under this Agreement.

(d)The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any applicable law or regulation and do not conflict with, or constitute a default under, any contractual obligation of such Party including, without limitation, the sale or production of Plasma pursuant to this Agreement.

(e)There are no adverse proceedings, claims, or actions pending or, to the best of such Party’s knowledge, threatened, which would adversely impact the ability of such Party to perform its obligations hereunder.

3.2	Covenants. IBBI covenants and agrees with ProMetic that:

(a)Each Approved Center (i) shall maintain throughout the Term of this Agreement the Applicable Regulatory Approvals; and (ii) shall be, at time of collection, production, storage, handling and delivery of Plasma, an Approved Center.

(b)IBBI shall permit ProMetic reasonable access to the Approved Centers ([***]) and shall cooperate with ProMetic on [***].

(c)IBBI shall (i) collect, produce, store, handle and ship Plasma in accordance with the Plasma Specifications, all applicable laws, the Quality Agreement and this Agreement; and (ii) ensure that the Plasma delivered hereunder shall be collected, stored and delivered to or placed with the ProMetic’s designated agent/carrier in accordance with applicable laws, rules, regulations and current Good Manufacturing Practices (cGMP) regulations, including without limitation, 21 CFR 210, 211 and 600-640 as published and/or amended from time to time by the FDA.

(d)The Plasma delivered hereunder shall (i) not, as of the date of delivery to or placement with ProMetic’s agent/carrier, be adulterated or misbranded with the meaning of the Federal Food, Drug and Cosmetic Act, (ii) be in compliance with the Biological Products section of the Public Health Service Act and applicable regulations, and (iii) be in compliance with any applicable international, federal, state, or local laws or regulations.

(e)IBBI shall, at its expense, keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the Term of this Agreement and for a period of [***] following the date of termination or expiration of this Agreement.  ProMetic shall be entitled to inspect and/or audit at [***] IBBI’s detailed records pertaining to the amount and quality of the Plasma sold hereunder and IBBI’s collection and/or testing centers (including, without limitation, the Approved Centers) during normal business hours and after providing IBBI with reasonable advance notice.  In no event shall [***].  IBBI’s collection and/or testing centers shall be subject to [***].

3.3

Warranties.  (a)  IBBI represents and warrants that as of the Effective Date, the Approved Centers have all Applicable Regulatory Approvals and permits, including [***] in order to perform its obligations under this Agreement.

(b)  IBBI warrants and represents that each shipment of Plasma shall conform to the Plasma Specifications, applicable laws, including inter alia, cGMPs, the terms of this Agreement and the Quality Agreement and that at the time of delivery the Plasma shall be free from claims or liens of third Parties that may affect title to the Plasma.  Except for the express warranty provided in this Section 3.3, in Section 3.1 and in Section 3.2 (a), (b), (c), (d) and (e), or the obligation to comply with the Plasma Specifications, IBBI DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, REPRESENTATIONS, AND GUARANTEES WITH RESPECT TO THE PLASMA, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF THE SERVICES, WHETHER MADE BY EMPLOYEES OF IBBI OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY OR GIVE RISE TO ANY LIABILITY.

3.4

Insurance.   (a)  Each Party shall provide and maintain in full force and effect, at no cost to the other Party, usual and customary insurance coverage for all obligations relating to or arising under this Agreement, including, without limitation, errors and omissions, , general liability, and related insurance coverage with policy limits in the following minimums:

[***].

(b)  Each Party shall include a [***].  Upon written request, each Party shall provide the other Party with a current and valid Certificate of Insurance, evidencing its insurance coverage.   Approval or acceptance of any of insurance policies will not relieve a Party of any obligations or liability contained herein.  The provisions of this Section 3.4 shall survive termination of this Agreement.

3.5	Indemnification.

(a)ProMetic’s Obligation. ProMetic shall indemnify and hold harmless IBBI, and its Affiliates, and the directors, officers, employees and agents of each of them (each a “IBBI Indemnified Party”), from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a IBBI Indemnified Party may incur by reason of or arising out of any claim with respect to (i) the use, sale or publication by ProMetic of any results of studies produced by IBBI, or data, materials, Plasma or other work product delivered to ProMetic pursuant to this Agreement; (ii) infringement of any intellectual property or proprietary rights of a third Party by ProMetic on account of any use of its products, programs, procedures, materials, data, or other information other than Plasma or products, programs, materials, data or other information supplied by IBBI ; (iii)) breach of this Agreement by ProMetic or any other person for whose actions ProMetic is liable under applicable law; (iv) the recklessness or intentional misconduct or omission of ProMetic or any employee, contractor, agent or representative of ProMetic; or (v) the harmful or unsafe effect of any drug or other product owned or to which rights are held by ProMetic; provided, however, that this indemnification shall not extend to any claims to the extent such claims arise out of: (x) a material breach of this Agreement by IBBI or any other person for whose actions IBBI is liable under applicable law; or (y) the recklessness, intentional misconduct or omission of IBBI in connection with this Agreement.    The provision of this Section 3.5(a) shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, the Parties agree that [***].

(b)IBBI’s Obligation. IBBI shall indemnify and hold harmless ProMetic and its Affiliates, their customers, and the directors, officers, employees and agents of each of them (each a “ProMetic Indemnified Party”), from and against all liability, loss, costs, claims (including, inter alia, claims for bodily injury and death), damages, expenses, judgments, awards, and settlements, including, without limitation, actual attorneys’ fees and expenses reasonably incurred (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that a ProMetic Indemnified Party may incur by reason of or arising out of any claim with respect to (i) breach of this Agreement by IBBI or any other person for whose actions IBBI is liable under applicable law, or (ii) any act or omission constituting recklessness or intentional  misconduct on the part of IBBI in connection with the performance of its duties under this Agreement, or (iii)

infringement of, or related to, any intellectual property or proprietary rights of a third Party in relation to IBBI’s obligations under this Agreement; provided, however, that this indemnification shall not extend to any claims to the extent such claims arise out of: (x) material breach of this Agreement by ProMetic or any other person for whose actions buyer is liable under applicable law; or (y) the recklessness or intentional misconduct or omission of ProMetic in connection with this Agreement.  Notwithstanding the foregoing, the Parties agree that IBBI shall have no obligation to indemnify the ProMetic Indemnified Party pursuant to this Section 3.5 (b) [***]. IBBI’s liability for indemnification under (i) above shall be [***]. The provision of this Section 3.5(b) shall survive the expiration or earlier termination of this Agreement.

(c)Condition to Indemnity. The obligations to indemnify, defend and hold harmless set forth in this Section shall not apply to the Party to be indemnified (the “Indemnified Party”) unless the Indemnified Party (i) promptly notifies the Party providing such indemnification (the “Indemnifying Party”) of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge; (ii) gives the Indemnifying Party, at the Indemnifying Party’s option, full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnifying Party shall not settle any such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); and (iii) cooperates with the Indemnifying Party, at the Indemnifying Party’s cost and expense, in the defense or settlement thereof.  The provisions of subsection (i), above shall only relieve the Indemnifying Party of liability to the extent the Indemnified Party can demonstrate that it actually was prejudiced by any delayed notification.  The Indemnified Party shall have the right to be represented by legal counsel of its choice, at its sole cost and expense.

3.6	Damages.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY (INCLUDING, AS THE CASE MAY BE, ANY INDEMNIFIED PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, LOSS OF PROFITS, USE OF MONEY, USE OF PLASMA OR ( IMPAIRMENT OF OTHER ASSETS), WHETHER FORESEEABLE OR UNFORESEEABLE ARISING IN ANY WAY UNDER THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION WILL NOT APPLY TO ANY LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

4.	TERM AND TERMINATION
4.1

Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2020 (the “Term”) unless terminated earlier in accordance with this Agreement. Thereafter, this Agreement shall automatically renew for periods of [***] prior to the end of the then current calendar year.

4.2	Termination for Cause. This Agreement may be terminated prior to the expiration of its Term by the Party or Parties so indicated below upon the first to occur of any one of the following events:

(a)	For Cause. Each of the following events shall constitute grounds "for cause":

(i)Except as otherwise provided under this Section, a Party (the "Non-Defaulting Party") shall have the right to terminate this Agreement upon any failure or default by the other Party (the "Defaulting Party") in the performance of any material duty or obligation it may have to the Non-Defaulting Party under this Agreement if such default shall continue without cure by the Defaulting Party for a period of at least thirty (30) consecutive calendar days following the Defaulting Party's receipt of the Non-Defaulting Party's notice of any such default thereof (for purposes of this Agreement, "cure" may include, for example, in the case of any delivery of Plasma that does not conform to the Plasma Specifications, IBBI's delivery of conforming Plasma within the referenced cure period);

(ii)Upon any failure on the part of the Defaulting Party to timely pay any all or any part of its undisputed financial or monetary obligation to the Non-Defaulting Party under this Agreement, the Non-Defaulting Party shall have the right to terminate this Agreement if such default shall continue without cure by the Defaulting Party for a period of at least thirty(30) consecutive calendar days following the Defaulting Party's receipt of the Non-Defaulting Party's notice of any such default thereof; provided, however, that in no event shall the Non-Defaulting Party's right to terminate this Agreement be conditioned on it providing any such notice of default to the Defaulting Party;

(iii)Upon a material breach of any representation, covenant or warranty made in this Agreement by the Defaulting Party;

(iv) ProMetic may terminate this Agreement on account of the sale by IBBI of the Plasma in breach of Section 2.9, 3.2 or Section 3.3 of this Agreement;

(v)This Agreement may be terminated by the Non-Defaulting Party if the Defaulting Party (1) becomes unable to, or admits in writing its inability to, or otherwise fails to pay all or substantially all of its debts as such debts become due;  (2) makes an assignment for the benefit of creditors, petitions or applies to any court or other tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; (3) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (4) has any petition or application, or other proceeding, commenced against it (including but not limited to involuntary bankruptcy proceedings), in which an order for the appointment of a custodian, receiver or trustee for it or all or a substantial part of its assets is sought and in which the requested relief is substantially granted or adjudication or appointment is made, and which proceeding, petition or application remains undismissed for a period of not more than (30) thirty days;  (5) by any act or omission indicates its consent to, approval of, or acquiescence in any petition, application, or proceeding under  any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law, or its consent to, approval of, or acquiescence in any petition, application or proceeding for the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) is subject to third-Party custodianship, receivership, or trusteeship for a period of not more than thirty (30) days.

(b)	Termination by Agreement. Upon and coincident with the effective date of any mutual agreement between the Parties to terminate this Agreement.

(c)

Termination upon Change of Control.  Upon a Change of Control in IBBI resulting from the purchase of IBBI or its assets by a competitor of ProMetic and/or any of its Affiliates, ProMetic, may in its sole discretion, may terminate this Agreement with immediate effect upon delivery of written notice to IBBI.

4.3	Remedies. Upon the occurrence of an Event of Default, either Party shall have the right to exercise any and all remedies it may possess in law or in equity or otherwise.
4.4

Effect of Termination.  Upon the expiration or earlier termination, neither Party will have any further obligation under this terminated Agreement except for (i) obligations accruing prior to the date of termination; (ii) obligations or covenants specifically stated in this Agreement that survive expiration or termination; and (iii) obligations or covenants contained in this Agreement that by their nature are intended to extend beyond termination, including, without limitation, covenants relating to taxes, confidentiality, indemnification and remedies.

5.	CONFIDENTIALITY. Each Party shall comply with the confidentiality provisions of Schedule 2 , attached hereto and incorporated by reference herein.
6.	MISCELLANEOUS
6.1

Force Majeure. A Party’s failure to perform its obligations under this Agreement due to “acts of God,” acts of governments, riots, wars, accidents, deficiencies in supplies, materials or transportation or other causes of any nature beyond such Party’s control, including with limitation acts of terrorism, civil commotion, national emergency epidemics, hurricane, embargo, flood, fire, or any law, proclamation, regulation, ordinance or other act or order of any court, government or governmental agency, shall not be deemed to be a breach of this Agreement, provided that the non-performing Party (i) provides the other Party timely written notice of the existence and nature of any reason for nonperformance, and (ii) resumes performance immediately upon the elimination of the impeding force majeure. In the event that performance under this Agreement is prevented for ninety (90) consecutive days or one hundred and eighty (180) days in any calendar year period by virtue of a force majeure, either Party may then, upon five (5) business days written notice to the other Party, terminate this Agreement.

6.2

Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party which shall not be unreasonably withheld or delayed; provided, however, that: (i) either Party may assign this Agreement or any rights or obligations hereunder to any of its Affiliates upon written notice to the other Party without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement or any rights or obligations hereunder and the assigning Party remains liable for its obligations hereunder; and (ii) a Change of Control of either Party will not be deemed to be an assignment of this Agreement or any rights or obligations hereunder, so long as said Party’s successor, survivor, acquirer or transferee agrees to be bound as a Party to this Agreement..

6.3

Successors. This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended nor shall be deemed or construed to confer upon any person, other than the Parties and permitted successors and assigns, any right, remedy or claim under or by reason of this Agreement.

6.4

Independent Contractor. The relationship between IBBI and ProMetic in connection with this Agreement is and shall at all times remain that of vendor and vendee as independent contractors. Nothing contained in or resulting from this Agreement or the performances called for hereunder shall be deemed or construed to create an employer/employee, fiduciary, joint venture, partnership, co-owner or other such relationship between the Parties, Further, nothing within or deriving from this Agreement shall (i) give either Party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other or (ii) allow either Party to create or assume any obligation on behalf of the other for any purpose whatsoever, except to the extent, if any, expressly so set forth in this Agreement.

6.5

Governing Law and Disputes. This Agreement shall be governed by and construed in accordance with laws (substantive, procedural and/or otherwise) of the [***], without regard to conflicts of law principles.  The Parties agree all disputes arising out of or relating to this Agreement or the Parties’ commercial relationship (“Disputes”) shall be resolved in accordance with the procedures specified in this section:

(a)

Negotiation between Executives. The Parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation, and performance of this Agreement (including the validity, scope and enforceability of this mediation and arbitration provision) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the person with direct responsibility for the administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other written response. The notice and response shall include (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any person who will accompany the executive.   Within thirty (30) days after delivery of the notifying Party's notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.   All reasonable requests for information made by one Party to the other will be honored. All discussions and negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence.

(b)

In the event that the senior executive of either Party determines that the Parties have reached an impasse, then all Disputes, other than the seeking of injunctive relief shall be decided by arbitration before a single arbitrator, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules.

(c)

Notice of demand for arbitration shall be made in writing to the other Party and provided to AAA and shall be made no later than [***] after the Dispute has arisen. Any award rendered hereunder shall be final and judgment may be entered thereon in accordance with the applicable rules of any court of competent jurisdiction.

(d)

The arbitrator shall have the power to award the costs and expenses of arbitration, including without limitation attorneys’ fees, witness expenses and arbitration fees to one Party and against one Party or allocate costs and expenses between the Parties as the arbitrators deem just.  Any arbitration under this provision shall take place in [***] unless otherwise agreed to by the Parties in writing.

(e)

Except as otherwise provided, herein, each Party is required to continue to perform is obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstance

6.6

Contract Management. During the Term of this Agreement, both Parties shall cause their representatives (with an agreed number from each Party) to meet at least once per calendar year as a “Contract Management Committee” to discuss the Parties’ joint and respective performances under the Agreement. The Contract Management Committee shall operate by consensus and not by majority vote, and the Contract Management Committee shall have no authority to amend this Agreement in any part. Notwithstanding, the Contract Management Committee shall act in good faith throughout the Term of this Agreement to resolve any disputes between the Parties with respect to this Agreement.

6.7

Notices. As of the Effective Date, each Party shall nominate and designate its own respective “Contract Manager” who shall be deemed hereunder to be primarily responsible for such Party’s administration and correspondence under this Agreement. All notices, reports, requests, statements, or communication required, permitted, or sought to be given by or to a Party with regard to this Agreement shall be in writing and shall be addressed to the designated Contract Managers and each Party’s legal department. Either Party may amend its designated Contract Manager upon proper notice hereunder to the other. Delivery of notice hereunder may be made by personal service, registered mail with return receipt, or fax with confirmed answerback, and shall be deemed effective upon receipt.

6.8

Entire Understanding. This Agreement, along with the Schedules, Exhibits and Appendices attached hereto and incorporated herein, and the Quality Agreement contain the entire understanding of the Parties with respect to the subject matter of this Agreement.  There are no representations, promises, covenants or understanding other than those expressly set forth herein. No rights or duties on the part of either Party shall be implied, inferred or created beyond those expressly provided for in this Agreement. The Parties may, from time to time during the term of this Agreement, modify, vary, alter or amend any of the provisions of this Agreement, including the Schedules, Exhibits and Appendices, but only through a written agreement therefore duly executed by both Parties. No waiver of any term, provision, condition, or default of this Agreement shall be construed as a waiver of any other term, provision, condition, or default.

6.9

Severance. If any provision of the Agreement is determined by any tribunal with competent jurisdiction to be unenforceable or in conflict with the law of any jurisdiction, the validity or enforceability of the remaining provisions hereof shall not be affected or otherwise impaired by such determination. Rather, the affected provision shall be severed from the Agreement, and in the event such severed provision materially affects the consideration of either Party hereunder, the Parties shall thereupon negotiate in good faith and agreement for an acceptable amendment to replace such severed provision so as to maintain the intentions of the Parties hereunder at all times.

6.10

Headings. The headings of each section, paragraph or article within this Agreement are intended for convenience only and shall not be construed or deemed in any way to affect the interpretation of any provision of the Agreement.

6.11	Singular and Plural Terms. Where required by context of this Agreement, singular terms shall be considered plural and plural terms shall be considered singular.
6.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one instrument representing the Agreement.

IN WITNESS WHEREOF, the Parties do hereby respectively cause this Agreement to be executed and delivered by their duly authorized officers.

Interstate Blood Bank, Inc.	ProMetic Plasma Resources Inc.
By_/s/ Larry Moss__________________ Name: Larry Moss Title: Pres. Date: 11/06/15	By_/s/ Patrick Sartore_______________ Name: Patrick Sartore Title: Corporate Secretary Date: November 6, 2015